[Letterhead of Sutherland Asbill & Brennan LLP]

May 16, 2008

VIA EDGAR

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re:	EquiTrust Life Annuity Account

(File No. 333-148694)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 for EquiTrust Life Annuity Account (File No. 333-148694). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Thomas E. Bisset
Thomas E. Bisset